Exhibit 99.4
WESTERN GAS HOLDINGS, LLC
INDEX TO CONSOLIDATED BALANCE SHEET

Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheet as of December 31, 2009	3

Notes to the Consolidated Balance Sheet	4

WESTERN GAS HOLDINGS, LLC
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Unitholders
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We have audited the accompanying consolidated balance sheet of Western Gas Holdings, LLC and subsidiaries as of December 31, 2009. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.
In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Western Gas Holdings, LLC and subsidiaries as of December 31, 2009, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
May 4, 2010

WESTERN GAS HOLDINGS, LLC
CONSOLIDATED BALANCE SHEET

December 31,
2009
(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$69,984
Accounts receivable, net — third parties	4,076
Accounts receivable — affiliates	2,203
Natural gas imbalance receivables — third parties	266
Natural gas imbalance receivables — affiliates	448
Other current assets	3,287

Total current assets	80,264

Other assets	2,974
Note receivable — Anadarko	260,000
Property, plant and equipment
Cost	1,246,155
Less accumulated depreciation	252,778

Net property, plant and equipment	993,377
Goodwill	31,248
Equity investment	20,060

Total assets	$1,387,923

LIABILITIES AND EQUITY
Current liabilities
Accounts payable — third parties	$12,003
Natural gas imbalance payable — third parties	289
Natural gas imbalance payable — affiliates	1,319
Accrued ad valorem taxes	3,046
Income taxes payable	412
Accrued liabilities — third parties	8,717
Accrued liabilities — affiliates	470
Equity-based compensation	1,500

Total current liabilities	27,756
Long-term liabilities
Note payable — Anadarko	175,000
Deferred income taxes	92,891
Equity-based compensation	2,600
Asset retirement obligations and other	15,077

Total long-term liabilities	285,568

Total liabilities	313,324

Commitments and contingencies (Note 10)	—

Equity
Member’s equity	209,876
Noncontrolling interests	864,723

Equity	1,074,599

Total liabilities and equity	$1,387,923

See the accompanying notes to the consolidated balance sheet.

Notes to the consolidated balance sheet of Western Gas Holding, LLC
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Basis of presentation. Western Gas Holdings, LLC, is a Delaware limited liability company formed on August 21, 2007 to become the general partner of Western Gas Partners, LP (the Partnership), a Delaware limited partnership also formed in August 2007. Western Gas Holdings, LLC is an indirect wholly owned subsidiary of WGR Holdings, LLC (WGR Holdings), an indirect wholly owned subsidiary of Anadarko Petroleum Corporation.
The “Partnership” as used herein refers to Western Gas Partners, LP and its consolidated subsidiaries. The “Company” as used herein refers to Western Gas Holdings, LLC and its consolidated subsidiaries, including the Partnership. The “General Partner” as used herein refers to Western Gas Holdings, LLC, individually as the general partner of the Partnership and excluding the Partnership itself. “Anadarko” as used herein refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding the General Partner and the Partnership. “Affiliates” refers to wholly owned and partially owned subsidiaries of Anadarko, excluding the General Partner and the Partnership.
The accompanying consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). To conform to these accounting principles, management makes estimates and assumptions that affect the amounts reported in the consolidated balance sheet and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable under the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates. Effects on the Company’s financial position from revisions to estimates are recognized when the facts that give rise to the revision become known.
Description of business. The General Partner owns a 2.0% general partner interest in the Partnership, which constitutes substantially all of the General Partner’s business, and its primary purpose is to manage the affairs and operations of the Partnership. The Partnership’s assets consist of ten gathering systems, six natural gas treating facilities, six gas processing facilities, one NGL pipeline and one interstate pipeline. The Partnership’s assets are located in East and West Texas, the Rocky Mountains and the Mid-Continent. The Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas for Anadarko Petroleum Corporation and its consolidated subsidiaries (Anadarko) and third-party producers and customers.
Principles of consolidation. The accompanying consolidated balance sheet of the Company has been prepared in accordance with GAAP. The consolidated balance sheet includes the accounts of the General Partner and entities in which it holds a controlling financial interest. The General Partner consolidates the accounts of the Partnership in accordance with generally accepted accounting principles. The General Partner has no independent operations and no material assets outside those of the Partnership. The reconciling items between the Company’s consolidated balance sheet and that of the Partnership consist primarily of (i) the presentation of noncontrolling interest ownership in the Company’s net assets by the limited partners of the Partnership, (ii) the elimination of the General Partner’s investment in the Partnership with the General Partner’s underlying capital account in the Partnership and (iii) recognition of the liabilities for awards issued pursuant to the Western Gas Holdings, LLC Equity Incentive Plan as amended and restated (“Incentive Plan”). The Partnership’s borrowings are presented as a part of our consolidated debt. The General Partner will be liable, as general partner, for all of the Partnership’s debts (to the extent not paid from the Partnership’s assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. All significant intercompany transactions have been eliminated. Investments in non-controlled entities over which the Company exercises significant influence are accounted for using the equity method. The Partnership’s 50% undivided interest in the Newcastle system is consolidated on a proportionate basis. The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position as of December 31, 2009.
Offerings and acquisitions.
Initial public offering. On May 14, 2008, the Partnership closed its initial public offering of 18,750,000 common units at a price of $16.50 per unit. On June 11, 2008, the Partnership issued an additional 2,060,875 common units to the public pursuant to the partial exercise of the underwriters’ over-allotment option. The May 14 and June 11, 2008 issuances are referred to collectively as the “initial public offering.” The common units are listed on the New York Stock Exchange under the symbol “WES.”
Concurrent with the closing of the initial public offering, Anadarko contributed the assets and liabilities of Anadarko Gathering Company LLC (“AGC”), Pinnacle Gas Treating LLC (“PGT”) and MIGC LLC (“MIGC”) to the Partnership in exchange for 1,083,115 general partner units, representing a 2.0% general partner interest in the Partnership, 100% of the incentive distribution rights (“IDRs”), 5,725,431 common units and 26,536,306 subordinated units. The general partner units and IDRs are held by the General Partner. AGC, PGT and MIGC are referred to collectively as the “initial assets.” The

Notes to the consolidated balance sheet of Western Gas Holding, LLC common units issued to Anadarko include 751,625 common units issued following the expiration of the underwriters’ over-allotment option and represent the portion of the common units for which the underwriters did not exercise their over-allotment option. See Note 3—Partnership Distributions for information related to the distribution rights of the common and subordinated unitholders and to the IDRs held by the General Partner.
Equity offering. On December 9, 2009, the Partnership closed its equity offering of 6,000,000 common units to the public at a price of $18.20 per unit. On December 17, 2009, the Partnership issued an additional 900,000 units to the public pursuant to the full exercise of the underwriters’ over-allotment option granted in connection with the equity offering. The December 9 and December 17, 2009 issuances are referred to collectively as the “2009 equity offering.” Net proceeds from the offering of approximately $122.5 million were used to repay $100.0 million outstanding under the Partnership’s revolving credit facility (see Note 9—Debt) and to partially fund the January 2010 Granger acquisition referenced below. In connection with the 2009 equity offering, the Partnership issued 140,817 general partner units to the General Partner.
Powder River acquisition. In December 2008, the Partnership acquired certain midstream assets from Anadarko for consideration consisting of (i) $175.0 million in cash, which was financed by borrowing $175.0 million from Anadarko pursuant to the terms of a five-year term loan agreement, and (ii) the issuance of 2,556,891 common units and 52,181 general partner units, which were issued to the General Partner. The acquisition consisted of (i) a 100% ownership interest in the Hilight system, (ii) a 50% interest in the Newcastle system and (iii) a 14.81% limited liability company membership interest in Fort Union Gas Gathering, L.L.C. (“Fort Union”). These assets are referred to collectively as the “Powder River assets” and the acquisition is referred to as the “Powder River acquisition.”
Chipeta acquisition. In July 2009, the Partnership acquired certain midstream assets from Anadarko for (i) approximately $101.5 million in cash, which was financed by borrowing $101.5 million from Anadarko pursuant to the terms of a 7.0% fixed-rate, three-year term loan agreement, and (ii) the issuance of 351,424 common units and 7,172 general partner units, which were issued to the General Partner. These assets provide processing and transportation services in the Greater Natural Buttes area in Uintah County, Utah. The acquisition consisted of a 51% membership interest in Chipeta Processing LLC (“Chipeta”), together with an associated NGL pipeline. Chipeta owns a natural gas processing plant complex, which includes two recently completed processing trains: a refrigeration unit completed in November 2007 and a cryogenic unit which was completed in April 2009. The 51% membership interest in Chipeta and associated NGL pipeline are referred to collectively as the “Chipeta assets” and the acquisition is referred to as the “Chipeta acquisition.”
In November 2009, Chipeta closed its acquisition of a compressor station and processing plant (the “Natural Buttes plant,” which was formerly known as the CIG 101 plant prior to the Partnership’s acquisition) from a third party for $9.1 million. The noncontrolling interest owners contributed $4.5 million to Chipeta during the year ended December 31, 2009 to fund their proportionate share of the Natural Buttes plant acquisition. The Natural Buttes plant is located in Uintah County, Utah.
Granger acquisition. In January 2010, the Partnership acquired certain midstream assets from Anadarko for (i) approximately $241.7 million in cash, which was financed primarily with a $210.0 million draw on the Partnership’s revolving credit facility plus cash on hand, and (ii) the issuance of 620,689 common units and 12,667 general partner units. The assets acquired represent Anadarko’s entire 100% ownership interest in the following assets located in Southwestern Wyoming: (i) the Granger gathering system with related compressors and other facilities, and (ii) the Granger complex, consisting of two cryogenic trains, two refrigeration trains, an NGLs fractionation facility and ancillary equipment. These assets are referred to collectively as the “Granger assets” and the acquisition is referred to as the “Granger acquisition.” The Granger acquisition is reflected herein as if the Partnership owned the Granger assets on December 31, 2009.
Presentation of Partnership acquisitions. For purposes of this consolidated balance sheet the initial assets, Powder River assets, Chipeta assets, and Granger assets are referred to collectively as the “Partnership Assets.” Anadarko acquired MIGC, the Powder River assets and the Granger assets in connection with its August 23, 2006 acquisition of Western Gas Resources, Inc. (“Western”) and Anadarko acquired the Chipeta assets in connection with its August 10, 2006 acquisition of Kerr-McGee Corporation (“Kerr-McGee”). Because of Anadarko’s control of the Partnership through its ownership of the General Partner, each acquisition of Partnership Assets, except for the Natural Buttes plant, was considered a transfer of net assets between entities under common control. As a result, after each acquisition of assets from Anadarko, the Partnership is required to revise its financial statements to include the activities of the Partnership Assets as of the date of common control. The assets the Partnership acquired from Anadarko are recorded at Anadarko’s carrying value prior to each transaction.
Receivables and payables between the Company and Anadarko have been identified in the consolidated balance sheet as balances with affiliates. Please see Note 4—Transactions with Affiliates.

Notes to the consolidated balance sheet of Western Gas Holding, LLC
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates. To conform to accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the consolidated balance sheet and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, actual results may differ.
Effects on the Company’s business and financial position resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates.
Property, plant and equipment. Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. The Company capitalizes all construction-related direct labor and material costs. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects which do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method or half-year convention method, based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, the Company makes estimates with respect to useful lives and salvage values that the Company believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.
The Company evaluates its ability to recover the carrying amount of its long-lived assets and determines whether its long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to operating expense.
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in contract rates or terms, the condition of an asset, or management’s intent to utilize the asset generally require management to reassess the cash flows related to long-lived assets.
No impairment charge for long lived assets has been recognized in the financial statements for the period presented. A reduction of the carrying value to fair value would represent a Level 3 fair value measure.
Equity-method investment. Fort Union is a joint venture among Copano Pipelines/Rocky Mountains, LLC (37.04%), Crestone Powder River L.L.C. (37.04%), Bargath, Inc. (11.11%) and the Partnership (14.81%). Fort Union owns a gathering pipeline and treating facilities in the Powder River Basin. Anadarko is the construction manager and physical operator of the Fort Union facilities.
The Company’s investment in Fort Union is accounted for under the equity method of accounting. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the owners’ firm gathering agreements, require either 65% or unanimous approval of the owners.
Management evaluates its equity-method investment for impairment whenever events or changes in circumstances indicate that the carrying value of such investment may have experienced a decline in value that is other than temporary. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether the investment has been impaired. Management assesses the fair value of equity-method investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.

Notes to the consolidated balance sheet of Western Gas Holding, LLC
The investment balance at December 31, 2009 includes $3.2 million for the purchase price allocated to the investment in Fort Union in excess of Western’s historic cost basis. This balance was attributed to the difference between the fair value and book value of Fort Union’s gathering and treating facilities and is being amortized over the remaining life of those facilities.
At December 31, 2009, Fort Union had expansion projects under construction and had project financing debt of $99.7 million outstanding, which is not guaranteed by the members. Fort Union’s lender has a lien on the Company’s interest in Fort Union.
Goodwill. Goodwill represents the allocated portion of Anadarko’s midstream goodwill attributed to the assets the Partnership has acquired from Anadarko. The carrying value of Anadarko’s midstream goodwill represents the excess of the purchase price of an entity over the estimated fair value of the identifiable assets acquired and liabilities assumed by Anadarko. During 2009, the carrying amount of goodwill did not change.
The Company evaluates whether goodwill has been impaired. Impairment testing is performed annually as of October 1, unless facts and circumstances make it necessary to test more frequently. The Company has determined that it has one operating segment and two reporting units: (i) gathering and processing and (ii) transportation. Accounting standards require that goodwill be assessed for impairment at the reporting unit level. Goodwill impairment assessment is a two-step process. Step one focuses on identifying a potential impairment by comparing the fair value of the reporting unit with the carrying amount of the reporting unit. If the fair value of the reporting unit exceeds its carrying amount, no further action is required. However, if the carrying amount of the reporting unit exceeds its fair value, goodwill is written down to the implied fair value of the goodwill through a charge to operating expense based on a hypothetical purchase price allocation. A reduction of the carrying value of goodwill would represent a Level 3 fair value measure.
Asset retirement obligations. Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at its fair value measured using expected discounted future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) and for accretion of the liability due to the passage of time, until the obligation is settled. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.
Fair value. The fair-value-measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:
Level 1 — inputs represent quoted prices in active markets for identical assets or liabilities.

Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 — inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).
Nonfinancial assets and liabilities initially measured at fair value include third-party business combinations, impaired long-lived assets (asset groups), goodwill impairment and initial recognition of asset retirement obligations.
The fair value of the note receivable from Anadarko reflects any premium or discount for the differential between the stated interest rate and quarter-end market rate, based on quoted market prices of similar debt instruments. See Note 4— Transactions with Affiliates for disclosures regarding the fair value of the note receivable from Anadarko.
The fair value of debt is the estimated amount the Partnership would have to pay to repurchase its debt, including any premium or discount attributable to the difference between the stated interest rate and market rate of interest at the balance sheet date. Fair values are based on quoted market prices or average valuations of similar debt instruments at the balance

Notes to the consolidated balance sheet of Western Gas Holding, LLC sheet date for those debt instruments for which quoted market prices are not available. See Note 9—Debt for disclosures regarding the fair value of debt.
The carrying amount of cash and cash equivalents, accounts receivable and accounts payable reported on the consolidated balance sheet approximates fair value.
Segments. The Partnership’s operations are organized into a single business segment, the assets of which consist of natural gas gathering and processing systems, treating facilities, pipelines and related plants and equipment.
Natural gas imbalances. The consolidated balance sheet includes natural gas imbalance receivables and payables resulting from differences in gas volumes received into the Partnership’s systems and gas volumes delivered by the Partnership to customers. Natural gas volumes owed to or by the Partnership that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet date, and generally reflect market index prices. Other natural gas volumes owed to or by the Partnership are valued at the Partnership’s weighted average cost of natural gas as of the balance sheet date and are settled in-kind.
Inventory. The cost of natural gas and NGLs inventories are determined by the weighted average cost method on a location-by-location basis. Inventory is accounted for at the lower of weighted average cost or market value.
Environmental expenditures. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are probable and can be reasonably estimated.
Cash equivalents. The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. The Company had approximately $70.0 million of cash and cash equivalents as of December 31, 2009.
Bad-debt reserve. The Company’s revenues are primarily from Anadarko, for which no credit limit is maintained. The Company analyzes its exposure to bad debt on a customer-by-customer basis for its third-party accounts receivable and may establish credit limits for significant third-party customers. For third-party accounts receivable, the amount of bad-debt reserve at December 31, 2009 was approximately $114,000.
Equity-based compensation. Concurrent with the closing of the initial public offering, phantom unit awards were granted to independent directors of the General Partner under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (“LTIP”), which permits the issuance of up to 2,250,000 units. The General Partner awarded additional phantom units primarily to the General Partner’s independent directors under the LTIP in May 2009. Upon vesting of each phantom unit, the holder will receive common units of the Partnership or, at the discretion of the General Partner’s board of directors, cash in an amount equal to the market value of common units of the Partnership on the vesting date. Share-based compensation expense attributable to grants made under the LTIP will impact the Company’s cash flows from operating activities only to the extent cash payments are made to a participant in lieu of the actual issuance of common units to the participant upon the lapse of the relevant vesting period.
GAAP requires companies to recognize stock-based compensation as an operating expense. The Company amortizes stock-based compensation expense attributable to awards granted under the LTIP over the vesting periods applicable to the awards.
Under the Western Gas Holdings, LLC Equity Incentive Plan as amended and restated (“Incentive Plan”), participants are granted Unit Value Rights (“UVRs”), Unit Appreciation Rights (“UARs”) and Dividend Equivalent Rights (“DERs”). UVRs and UARs granted under the Incentive Plan (i) are collectively valued at approximately $67.00 per unit as of December 31, 2009 and (ii) either vest ratably over three years or vest in two equal installments on the second and fourth anniversaries of the grant date, or earlier in connection with certain other events. Upon the occurrence of a UVR vesting event, each participant will receive a lump-sum cash payment (less any applicable withholding taxes) for each UVR. The UVRs may not be sold or transferred except to the General Partner, Anadarko or any of its affiliates. After the occurrence of a UAR vesting event, each participant will receive a lump-sum cash payment (less any applicable withholding taxes) for each unit appreciation right that is exercised prior to the earlier of the 90th day after a participant’s voluntary termination and the 10th anniversary of the grant date. DERs granted under the Incentive Plan vest upon the occurrence of certain events, become payable no later than 30 days subsequent to vesting and expire 10 years from the date of grant. See Note 5—Equity Based Compensation.
Income taxes. The Company and the Partnership generally are not subject to federal income tax, or state income tax other than Texas margin tax. The Partnership makes payments to Anadarko pursuant to the tax sharing agreement entered into between Anadarko and the Partnership for its share of Texas margin tax that are included in any combined or consolidated returns filed by Anadarko. Accordingly, the Company’s consolidated deferred tax liability consists of the Partnership’s

Notes to the consolidated balance sheet of Western Gas Holdings, LLC estimated liability for this tax. The aggregate difference in the basis of the Company’s assets for financial and tax reporting purposes cannot be readily determined as the Company does not have access to information about each partner’s tax attributes in the Company.
The Company adopted the accounting standard for uncertain tax positions on January 1, 2007. The standard defines the criteria an individual tax position must meet for any part of the benefit of that position to be recognized in the financial statements. The Company has no material uncertain tax positions at December 31, 2009.
Limited partner and general partner units. The following table summarizes common, subordinated and general partner units issued by the Partnership during the year ended December 31, 2009:

	Limited Partner Units		General
	Common	Subordinated	Partner Units	Total
Balance at December 31, 2008	29,093,197	26,536,306	1,135,296	56,764,799

Chipeta acquisition	351,424	—	7,172	358,596
Equity offering	6,900,000	—	140,817	7,040,817
Long-Term Incentive Plan awards	30,304	—	618	30,922

Balance at December 31, 2009	36,374,925	26,536,306	1,283,903	64,195,134

In connection with the Granger acquisition in January 2010, the Partnership issued 620,689 common units to Anadarko and 12,667 general partner units to the Partnership’s general partner, which are not included in the table above.
All of the general partner units are held by the General Partner. As of December 31, 2009, WGR Holdings indirectly held 8,633,746 common units and 26,536,306 subordinated units, representing an aggregate 54.8% limited partner interest in the Partnership. The public held 27,741,179 common units, representing a 43.2% limited partner interest in the Partnership.
Noncontrolling interests in the Company. Noncontrolling interests on the Company’s consolidated balance sheet include affiliate and public ownership interests in the Partnership’s net assets through (1) the Partnership’s publicly traded common units owned by the public and (2) the Partnership’s common and subordinated units owned by Anadarko. In addition, the noncontrolling interests on the Company’s consolidated balance sheet include the ownership interests in Chipeta held by Anadarko and a third party. The noncontrolling interests related to the affiliate and public ownership in the Partnership reflects the sum of the allocation of the Partnership’s net income to the limited partners and contributions to the Partnership from the limited partners, partially offset by distributions paid to the limited partners.
New accounting standards. The Company adopted new Financial Accounting Standards Board (“FASB”) staff guidance on fair-value measurement, effective January 1, 2009 which address the accounting for business combinations. This guidance expands financial disclosures, defines an acquirer and modifies the accounting for some business combination items. Under the guidance an acquirer is required to record 100% of assets and liabilities, including goodwill, contingent assets and contingent liabilities, at fair value. In addition, contingent consideration must be recognized at fair value at the acquisition date, acquisition-related costs must be expensed rather than treated as an addition to the assets acquired, and restructuring costs are required to be recognized separately from the business combination. The Company will apply these provisions to acquisitions of businesses from third parties that close after January 1, 2009. The guidance did not change the accounting for transfers of assets between entities under common control and, therefore, does not impact the Company’s accounting for asset acquisitions from Anadarko.
The Company adopted new accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of subsidiaries, effective January 1, 2009. Specifically, these standards require the recognition of noncontrolling interests (formerly referred to as minority interests) as a component of total equity. These standards establish a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. Dispositions of subsidiary equity are now required to be accounted for as equity transactions unless the Company loses control requiring deconsolidation, which would require gain or loss recognition in the statement of income.
The Company adopted new accounting guidance effective January 1, 2009 that clarify that an equity method investor is required to continue to recognize an other-than-temporary impairment of its investment. In addition, an equity method investor should not separately test an investee’s underlying assets for impairment. However, an equity method investor should recognize its share of an impairment charge recorded by an investee. The initial adoption of this standard had no impact on the Company’s financial statements.
The Company also adopted new guidance addressing subsequent events. The guidance does not change the Company’s accounting policy for subsequent events, but instead incorporates existing accounting and disclosure requirements related to

Notes to the consolidated balance sheet of Western Gas Holdings, LLC subsequent events from auditing standards into GAAP. This standard defines subsequent events as either recognized subsequent events (events that provide additional evidence about conditions at the balance sheet date) or nonrecognized subsequent events (events that provide evidence about conditions that arose after the balance sheet date). Recognized subsequent events are recorded in the financial statements for the current period presented, while nonrecognized subsequent events are not. Both types of subsequent events require disclosure in the consolidated financial statements if those financial statements would otherwise be misleading. The adoption of this standard had no impact on the Company’s financial statements. Management has evaluated subsequent events through May 4, 2010, the date the financial statements were available to be issued.
3. PARTNERSHIP DISTRIBUTIONS
The partnership agreement requires that, within 45 days subsequent to the end of each quarter, beginning with the quarter ended June 30, 2008, the Partnership distribute all of its available cash (as defined in the partnership agreement) to unitholders of record on the applicable record date. During year ended December 31, 2009, the Partnership paid cash distributions to its unitholders of approximately $70.1 million, including approximately $1.4 million of distributions paid to the General Partner. Distributions for the year ended December 31, 2009 consist of the $0.32 per-unit distribution for the quarter ended September 30, 2009, the $0.31 per-unit distribution for the quarter ended June 30, 2009 and $0.30 per-unit distributions for each of the quarters ended March 31, 2009 and December 31, 2008. See also Note 11—Subsequent Events concerning distributions approved in January 2010 for the quarter ended December 31, 2009.
Available cash. The amount of available cash (as defined in the partnership agreement) generally is all cash on hand at the end of the quarter, less the amount of cash reserves established by the General Partner to provide for the proper conduct of the Partnership’s business, including reserves to fund future capital expenditures, to comply with applicable laws, debt instruments or other agreements, or to provide funds for distributions to its unitholders and to the General Partner for any one or more of the next four quarters. Working capital borrowings generally include borrowings made under a credit facility or similar financing arrangement. It is intended that working capital borrowings be repaid within 12 months. In all cases, working capital borrowings are used solely for working capital purposes or to fund distributions to partners.
Minimum quarterly distributions. The partnership agreement provides that, during a period of time referred to as the “subordination period,” the common units are entitled to distributions of available cash each quarter in an amount equal to the “minimum quarterly distribution,” which is $0.30 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash are permitted on the subordinated units. Furthermore, arrearages do not apply to subordinated units and, therefore, will not be paid on the subordinated units. The effect of the subordinated units is to increase the likelihood that, during the subordination period, available cash is sufficient to fully fund cash distributions on the common units in an amount equal to the minimum quarterly distribution. From its inception through December 31, 2009, the Partnership has paid equal distributions on common, subordinated and general partner units and there are no distributions in arrears on common units.
The subordination period will lapse at such time when the Partnership has paid at least $0.30 per quarter on each common unit, subordinated unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2011. Also, if the Partnership has paid at least $0.45 per quarter (150% of the minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit for each calendar quarter in a four-quarter period, the subordination period will terminate automatically. The subordination period will also terminate automatically if the General Partner is removed without cause and the units held by the General Partner and its affiliates are not voted in favor of such removal. When the subordination period lapses or otherwise terminates, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to preferred distributions on prior-quarter distribution arrearages. All subordinated units are held indirectly by Anadarko.

Notes to the consolidated balance sheet of Western Gas Holdings, LLC
General partner interest and incentive distribution rights. The General Partner, is currently entitled to 2.0% of all quarterly distributions that the Partnership makes prior to its liquidation. After distributing amounts equal to the minimum quarterly distribution to common and subordinated unitholders and distributing amounts to eliminate any arrearages to common unitholders, the General Partner is entitled to incentive distributions if the amount the Partnership distributes with respect to any quarter exceeds specified target levels shown below:

		Marginal Percentage
	Total Quarterly Distribution	Interest in Distributions
	Target Amount	Unitholders	General Partner
Minimum quarterly distribution	$0.300	98%	2%
First target distribution	up to $0.345	98%	2%
Second target distribution	above $0.345 up to $0.375	85%	15%
Third target distribution	above $0.375 up to $0.450	75%	25%
Thereafter	above $0.45	50%	50%
The table above assumes that the General Partner maintains its 2% general partner interest, that there are no arrearages on common units and the General Partner continues to own the IDRs. The maximum distribution sharing percentage of 50.0% includes distributions paid to the General Partner on its 2.0% general partner interest and does not include any distributions that the General Partner may receive on limited partner units that it owns or may acquire.
4. TRANSACTIONS WITH AFFILIATES
Affiliate transactions. The Partnership provides natural gas gathering, compression, processing, treating and transportation services to Anadarko and a portion of the Partnership’s expenditures are paid by or to Anadarko, which results in affiliate transactions. Except for volumes taken in-kind by certain producers, an affiliate of Anadarko sells the natural gas and extracted NGLs attributable to the Partnership’s processing activities, which also result in affiliate transactions. In addition, affiliate-based transactions also result from contributions to and distributions from Fort Union and Chipeta which are paid or received by Anadarko.
Contribution of Partnership Assets to the Partnership. In connection with the Chipeta acquisition in July 2009, Anadarko contributed the Chipeta assets to the Partnership for consideration consisting of $101.5 million in cash and additional common and general partner units. See Note 1—Description of Business and Basis of Presentation. See also Note 11—Subsequent Events concerning the January 2010 Granger acquisition.
Note receivable from Anadarko. Concurrent with the closing of the initial public offering, the Partnership loaned $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%. Interest on the note is payable quarterly. The fair value of the note receivable from Anadarko was approximately $271.3 million at December 31, 2009. The fair value of the note reflects any premium or discount for the differential between the stated interest rate and quarter-end market rate, based on quoted market prices of similar debt instruments.
Note payable to Anadarko. Concurrent with the closing of the Powder River acquisition in December 2008, the Partnership entered into a five-year, $175.0 million term loan agreement with Anadarko under which the Partnership pays Anadarko interest at a fixed rate of 4.00% for the first two years and a floating rate of interest at three-month LIBOR plus 150 basis points for the final three years. See Note 9—Debt.
Credit facilities. In March 2008, Anadarko entered into a five-year $1.3 billion credit facility under which the Partnership may borrow up to $100.0 million. Concurrent with the closing of the initial public offering, the Partnership entered into a two-year $30.0 million working capital facility with Anadarko as the lender. See Note 9—Debt for more information on these credit facilities. See also Note 11—Subsequent Events—Granger acquisition regarding financing of the Granger acquisition.
Commodity price swap agreements. The Partnership entered into commodity price swap agreements with Anadarko to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Hilight and Newcastle systems. Beginning on January 1, 2009, the commodity price swap agreements fix the margin the Partnership will realize on its share of revenues under percent-of-proceeds contracts applicable to natural gas processing activities at the Hilight and Newcastle systems. In this regard, the Partnership’s notional volumes for each of the swap agreements are not specifically defined; instead, the commodity price swap agreements apply to volumes equal in amount to the Partnership’s share of actual volumes processed at the Hilight and Newcastle systems. Because the notional volumes are not fixed, the commodity price swap agreements do not satisfy the definition of a derivative financial instrument and are, therefore, not required to be measured at fair value.

Notes to the consolidated balance sheet of Western Gas Holdings, LLC
Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements outstanding as of December 31, 2009. The commodity price swap arrangements are for two years and the Partnership can extend the agreements, at its option, annually through December 2013. Also see Note 11—Subsequent Events—Granger acquisition for information on commodity price swap agreements entered into in January 2010.

	Year Ended December 31,
	2010	2011
	(per barrel)
Natural gasoline	$63.20	$68.50
Condensate	$70.72	$68.87
Propane	$40.63	$44.97
Butane	$48.15	$55.57
Iso butane	$48.15	$59.41

(per MMBtu)
Natural gas	$5.61	$5.61
Omnibus agreement. Concurrent with the closing of the initial public offering, the General Partner and the Partnership entered into an omnibus agreement with Anadarko that addresses the following:
•	Anadarko’s obligation to indemnify the Partnership for certain liabilities and the Partnership’s obligation to indemnify Anadarko for certain liabilities with respect to the initial assets;

•	the Partnership’s obligation to reimburse Anadarko for all expenses incurred or payments made on the Partnership’s behalf in conjunction with Anadarko’s provision of general and administrative services to the Partnership, including salary and benefits of the General Partner’s executive management and other Anadarko personnel and general and administrative expenses which are attributable to the Partnership’s status as a separate publicly traded entity;

•	the Partnership’s obligation to reimburse Anadarko for all insurance coverage expenses it incurs or payments it makes with respect to the Partnership Assets; and

•	the Partnership’s obligation to reimburse Anadarko for the Partnership’s allocable portion of commitment fees that Anadarko incurs under its $1.3 billion credit facility.
Pursuant to the omnibus agreement, Anadarko and the General Partner perform centralized corporate functions for the Partnership, such as legal, accounting, treasury, cash management, investor relations, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, tax, marketing and midstream administration. As of December 31, 2009, the Partnership’s reimbursement to Anadarko for certain general and administrative expenses allocated to the Partnership was capped at $6.9 million for the year ended December 31, 2009. In connection with the Granger acquisition, the cap under the omnibus agreement was increased to $8.3 million for the year ending December 31, 2010, subject to adjustment to reflect expansions of the Partnership’s operations through the acquisition or construction of new assets or businesses and with the concurrence of the special committee of the General Partner’s board of directors. The cap contained in the omnibus agreement does not apply to incremental general and administrative expenses allocated to or incurred by the Partnership as a result of being a publicly traded partnership.
Services and secondment agreement. Concurrent with the closing of the initial public offering, the General Partner and Anadarko entered into a services and secondment agreement pursuant to which specified employees of Anadarko are seconded to the General Partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the General Partner. Pursuant to the services and secondment agreement, the Partnership reimburses Anadarko for services provided by the seconded employees. The initial term of the services and secondment agreement is 10 years and the term will automatically extend for additional twelve-month periods unless either party provides 180 days written notice of termination before the applicable twelve-month period expires.
Chipeta gas processing agreement. Chipeta is party to a gas processing agreement with a subsidiary of Anadarko dated September 6, 2008, pursuant to which Chipeta processes natural gas delivered by that subsidiary and the subsidiary takes allocated residue and NGLs in-kind. That agreement, pursuant to which the Chipeta plant receives a large majority of its throughput, has a primary term that extends through 2023.
Tax sharing agreement. Concurrent with the closing of the initial public offering, the Partnership and Anadarko entered into a tax sharing agreement pursuant to which the Partnership reimburses Anadarko for the Partnership’s share of Texas margin tax borne by Anadarko as a result of the Partnership’s results being included in a combined or consolidated tax return filed by

Notes to the consolidated balance sheet of Western Gas Holdings, LLC
Anadarko with respect to periods subsequent to the Partnership’s acquisition of the Partnership Assets. Anadarko may use its tax attributes to cause its combined or consolidated group, of which the Partnership may be a member for this purpose, to owe no tax. However, the Partnership is nevertheless required to reimburse Anadarko for the tax the Partnership would have owed had the attributes not been available or used for the Partnership’s benefit, regardless of whether Anadarko pays taxes for the period.
Allocation of costs. The employees supporting the Company’s operations are employees of Anadarko. Anadarko charges the Partnership its allocated share of personnel costs, including costs associated with Anadarko’s equity-based compensation plans, non-contributory defined pension and postretirement plans and defined contribution savings plan, through the management services fee or pursuant to the omnibus agreement and services and secondment agreement described above. In general, the Partnership’s reimbursement to Anadarko under the omnibus agreement or services and secondment agreements is either (i) on an actual basis for direct expenses Anadarko and the General Partner incur on behalf of the Partnership or (ii) based on an allocation of salaries and related employee benefits between the Partnership, the General Partner and Anadarko based on estimates of time spent on each entity’s business and affairs. The vast majority of direct general and administrative expenses charged to the Partnership by Anadarko are attributed to the Partnership on an actual basis, excluding any mark-up or subsidy charged or received by Anadarko. With respect to allocated costs, management believes that the allocation method employed by Anadarko is reasonable. While it is not practicable to determine what these direct and allocated costs would be on a stand-alone basis if the Partnership were to directly obtain these services, management believes these costs would be substantially the same.
5. EQUITY-BASED COMPENSATION
Equity-based compensation. Grants made under equity-based compensation plans result in equity-based compensation expense which is determined by reference to the fair value of equity compensation as of the date of the relevant equity grant. The following table summarizes information regarding UVRs, UARs and DERs issued under the Incentive Plan for the year ended December 31, 2009:

	UVRs	UARs	DERs
Outstanding at beginning of year	50,000	50,000	50,000
Granted	30,000	30,000	30,000
Vested or settled (1)	(16,667)	—	—
Forfeited	(6,666)	(6,666)	(6,666)

Outstanding at end of year	56,667	73,334	73,334

Weighted average value at December 31, 2009	$50.00	$17.00	—	(2)

(1)	UARs and DERs remain outstanding upon vesting until they are settled in cash, are forfeited or expire. As of December 31, 2009, 16,667 of the outstanding UARs and 3,334 of the DERs were vested.

(2)	The DERs have no attributed value as the General Partner has not declared or paid distributions since its inception.
The value per unit of the UVRs and UARs was based on the estimated fair value of the General Partner pursuant to the provisions of the Incentive Plan using a discounted cash flow and multiples valuation approach.

Notes to the consolidated balance sheet of Western Gas Holdings, LLC
6. INCOME TAXES
The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

December 31, 2009
(in thousands)
Net operating loss and credit carryforwards	$14

Net current deferred income tax assets	14

Depreciable property	(93,628)
Equity investment	152
Net operating loss and credit carryforwards	585

Net long-term deferred income tax liabilities	(92,891)

Total net deferred income tax liabilities	$(92,877)

Credit carryforwards, which are available for utilization on future income tax returns, are as follows:

	December 31,	Statutory
	2009	Expiration
	(in thousands)
State credit	$599	2026
7. PROPERTY, PLANT AND EQUIPMENT
A summary of the historical cost of the Company’s property, plant and equipment is as follows:

	Estimated
	useful life	December 31, 2009
		(in thousands)
Land	n/a	$354
Gathering systems	5 to 39 years	1,149,550
Pipeline and equipment	30 to 34.5 years	86,617
Assets under construction	n/a	7,552
Other	3 to 25 years	2,082

Total property, plant and equipment		1,246,155
Accumulated depreciation		252,778

Total net property, plant and equipment		$993,377

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. This amount represents property elements that are works-in-progress and not yet suitable to be placed into productive service as of the balance sheet date.
8. ASSET RETIREMENT OBLIGATIONS
The following table provides a summary of changes in asset retirement obligations for the year ended December 31, 2009 (in thousands).

Carrying amount of asset retirement obligations at beginning of year	$13,070
Additions	1,272
Accretion expense	840
Revisions in estimates	(258)

Carrying amount of asset retirement obligations at end of year	$14,924

9. DEBT
The Company’s outstanding debt as of December 31, 2009 consists of its $175.0 million note payable to Anadarko due in 2013 issued in connection with the Powder River acquisition.
Term loan agreements
Five-year term loan. In December 2008, the Partnership entered into a five-year $175.0 million term loan agreement with Anadarko in order to finance the cash portion of the consideration paid for the Powder River acquisition. The interest rate is fixed at 4.00% for the first two years and is a floating rate equal to three-month LIBOR plus 150 basis points for the final

Notes to the consolidated balance sheet of Western Gas Holdings, LLC three years. The Partnership has the option to repay the outstanding principal amount in whole or in part commencing upon the second anniversary of the five-year term loan agreement.
The provisions of the five-year agreement are non-recourse to the General Partner and limited partners and contain customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) certain events of bankruptcy or insolvency with respect to the Partnership; or (iii) a change of control. The fair value of the debt under the five-year term loan agreement approximate the carrying value at December 31, 2009. The fair value of debt reflects any premium or discount for the difference between the stated interest rate and quarter-end market rate.
Three-year term loan. In July 2009, the Partnership entered into a $101.5 million, 7.00% fixed-rate, three-year term loan agreement with Anadarko in order to finance the cash portion of the consideration paid for the Chipeta acquisition. The Partnership had the option to repay the outstanding principal amount in whole or in part upon five business days’ written notice and the Partnership repaid the three-year term loan and accrued interest on October 30, 2009.
Credit facilities
Revolving credit facility. In October 2009, the Partnership entered into a three-year senior unsecured revolving credit facility with a group of banks (the “revolving credit facility”). The aggregate initial commitments of the lenders under the revolving credit facility are $350.0 million and are expandable to a maximum of $450.0 million. As of December 31, 2009, the full $350.0 million was available for borrowing by the Partnership. The revolving credit facility matures in October 2012 and bears interest at LIBOR, plus applicable margins ranging from 2.375% to 3.250%. The Partnership is required to pay a quarterly facility fee ranging from 0.375% to 0.750% of the commitment amount (whether used or unused), based upon the Partnership’s consolidated leverage ratio, as defined in the revolving credit facility. The facility fee rate was 0.50% at December 31, 2009. In January 2010, the Partnership borrowed $210.0 million under the revolving credit facility in connection with the Granger acquisition.
The revolving credit facility contains various customary covenants, customary events of default and certain financial tests, including a maximum consolidated leverage ratio, as defined in the revolving credit facility, of 4.5 to 1.0 as of the end of each quarter and a minimum consolidated interest coverage ratio, as defined in the revolving credit facility, of 3.0 to 1.0 as of the end of each quarter. If the Partnership obtains two of the following three ratings: BBB- or better by Standard and Poor’s, Baa3 or better by Moody’s Investors Service or BBB- or better by Fitch Ratings Ltd. (the date of such rating being the “Investment Grade Rating Date”), the Partnership will no longer be required to comply with certain of the foregoing covenants. All amounts due by the Partnership under the revolving credit facility are unconditionally guaranteed by the Partnership’s wholly owned subsidiaries. The subsidiary guarantees will terminate on the Investment Grade Rating Date.
Working capital facility. In May 2008, the Partnership entered into a two-year $30.0 million working capital facility with Anadarko as the lender. The facility is available exclusively to fund working capital needs. Borrowings under the facility will bear interest at the same rate that would apply to borrowings under the Anadarko credit facility described below. Pursuant to the omnibus agreement, the Partnership pays a commitment fee of 0.11% annually to Anadarko on the unused portion of the working capital facility, or up to $33,000 annually. The Partnership is required to reduce all borrowings under the working capital facility to zero for a period of at least 15 consecutive days at least once during each of the twelve-month periods prior to the maturity date of the facility. At December 31, 2009, no borrowings were outstanding under the working capital facility.
Anadarko credit facility. In March 2008, Anadarko entered into a five-year $1.3 billion credit facility under which the Partnership may utilize up to $100.0 million to the extent that sufficient amounts remain available to Anadarko. Interest on borrowings under the credit facility is calculated based on the election by the borrower of either: (i) a floating rate equal to the federal funds effective rate plus 0.50%, or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. The applicable margin, which was 0.44% at December 31, 2009, and the commitment fees on the facility are based on Anadarko’s senior unsecured long-term debt rating. Pursuant to the omnibus agreement, as a co-borrower under Anadarko’s credit facility, the Partnership is required to reimburse Anadarko for its allocable portion of commitment fees (as of December 31, 2009, 0.11% of the Partnership’s committed and available borrowing capacity, including the Partnership’s outstanding balances, if any) that Anadarko incurs under its credit facility, or up to $0.1 million annually. Under certain of Anadarko’s credit and lease agreements, the Partnership and Anadarko are required to comply with certain covenants, including a financial covenant that requires Anadarko to maintain a debt-to-capitalization ratio of 65% or less. Should the Partnership or Anadarko fail to comply with any covenant in Anadarko’s credit facilities, the Partnership may not be permitted to borrow under the credit facility. Anadarko is a guarantor of the Partnership’s borrowings, if any, under the credit facility. The Partnership is not a guarantor of Anadarko’s borrowings under the credit facility. The $1.3 billion credit facility expires in March 2013. As of December 31, 2009, the full $100.0 million was available for borrowing by the Partnership.

Notes to the consolidated balance sheet of Western Gas Holdings, LLC
At December 31, 2009, the Partnership was in compliance with all covenants under the five-year term loan agreement, the revolving credit facility, the working capital facility and Anadarko’s credit facility and Anadarko was in compliance with all covenants under its $1.3 billion credit facility.
10. COMMITMENTS AND CONTINGENCIES
Environmental. The Company is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management believes there are no such matters that could have a material adverse effect on the Company’s financial position.
Litigation and legal proceedings. From time to time, the Company is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceeding for which a final disposition could have a material adverse effect on the Company’s financial position.
Lease commitments. Anadarko leases compression equipment, office space and a warehouse used by the Company from a third party. The compression equipment leases will expire through January 2015. The office lease will expire on January 23, 2012 and there is no purchase option at the termination of the office lease. The warehouse lease includes an early termination clause. The amounts in the table below represent existing contractual lease obligations for the compression equipment, office and warehouse leases as of December 31, 2009 that may be assigned or otherwise charged to the Company (in thousands).

Minimum Rental
Payments
2010	$970
2011	969
2012	799
2013	794
2014	311

Total	$3,843

11. SUBSEQUENT EVENTS
Distributions. On January 21, 2010, the board of directors of the General Partner declared a cash distribution to the Partnership’s unitholders of $0.33 per unit, or $21.4 million in aggregate, including approximately $428,000 of distributions to the General Partner. The cash distribution was paid on February 12, 2010 to unitholders of record at the close of business on February 1, 2010. On April 20, 2010, the board of directors of the General Partner declared a cash distribution to the Partnership’s unitholders of $0.34 per unit, or $22.0 million in aggregate, including approximately $441,000 of distributions to the General Partner. The cash distribution is payable on May 12, 2010 to unitholders of record at the close of business on April 30, 2010.
Granger acquisition. In January 2010, the Partnership acquired Anadarko’s entire 100% ownership interest in the Granger assets. See Note 1—Description of Business and Basis of Presentation—Offerings and acquisitions and Note 4—Transactions with Affiliates.
In connection with the Granger acquisition, the Partnership also entered into five-year commodity price swap agreements with Anadarko effective January 1, 2010 to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Granger system. Specifically, the commodity price swap agreements fix the margin the Partnership will realize under both keep-whole and percentage-of-proceeds contracts applicable to natural gas processing activities at the Granger system. In this regard, the Partnership’s notional volumes for each of the swap agreements are not specifically defined; instead, the commodity price swap agreements apply to volumes equal in amount to the Partnership’s actual throughput subject to keep-whole or percentage-of-proceeds contracts at the Granger system. Because the notional volumes are not fixed, the commodity price swap agreements do not satisfy the definition of a derivative financial instrument. The Partnership will recognize gains and losses on the commodity price swap agreements in

Notes to the consolidated balance sheet of Western Gas Holdings, LLC the period in which the associated revenues are recognized. Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements for the Granger system.

	Year Ended December 31,
	2010	2011	2012	2013	2014
	(per barrel)
Ethane	$28.85	$29.31	$29.78	$30.10	$30.53
Propane	$48.76	$50.07	$50.93	$51.56	$52.37
Iso butane	$64.07	$66.03	$67.22	$68.11	$69.23
Normal butane	$60.03	$61.82	$62.92	$63.74	$64.78
Natural gasoline	$73.62	$75.99	$77.37	$78.42	$79.74
Condensate	$72.25	$75.33	$76.85	$78.07	$79.56

			(per MMBtu)
Natural gas	$5.53	$5.94	$5.97	$6.09	$6.20